UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (303) 320-7708

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 31, 2014, the Audit Committee of the Board of Directors of Gold Resource Corporation (the “Company”) approved a consulting arrangement with William Reid, the Company’s former Chairman and Chief Executive Officer and a shareholder beneficially holding greater than 5% of the Company’s outstanding common stock. The Company entered into a written consulting agreement with Mr. Reid, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein. The Company agreed to retain Mr. Reid on a month-to-month basis for $15,000 per month to assist the Company with identification and development of potential new mining projects. The agreement is terminable at any time by either party.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 1, 2014, and pursuant to approval by the Compensation Committee of the Board of Directors, certain executive officers of the Company received an increase in the annual base salary set forth in his respective employment agreement with the Company. Chief Executive Officer and President Jason Reid’s annual base salary was increased to $600,000 per year, Chief Operating Officer Rick Irvine’s annual base salary was increased to $350,000 per year and Chief Financial Officer Joe Rodriguez’s base salary was increased to $250,000.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished with this report:

10.1 Consulting Agreement with William Reid.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: February 6, 2014	By:	/s/ Jason D. Reid
	Name:	Jason D. Reid
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

The following is a list of the Exhibits furnished herewith.

Exhibit Number	Description of Exhibit

10.1	Consulting Agreement with William Reid